Exhibit 10.7

RESTRICTED STOCK AWARD AGREEMENT

MAY 2, 2017 TIME-BASED AWARD

THIS RESTRICTED STOCK AWARD AGREEMENT (“Agreement”) is made effective and entered into as of May 2, 2017, by and between PIER 1 IMPORTS, INC., a Delaware corporation (the “Company”), and Alasdair B. James (the “Grantee”).

WHEREAS, this restricted stock award (this “Award”) is granted as an employment inducement award under New York Stock Exchange Listing Rule 303A.08, and not under any Company stockholder-approved stock incentive plan; and

WHEREAS, the Committee has determined that the Grantee be granted this Award for the number of shares and upon the terms set forth below;

NOW, THEREFORE, the Company and the Grantee hereby agree as follows:

1. Grant of Award. The Grantee is hereby granted, subject to the terms and conditions hereinafter set forth, Seventy-One Thousand Six Hundred Thirty-Three (71,633) restricted shares of Common Stock. Restricted shares of Common Stock covered by this Award shall be represented by a stock certificate registered in the Grantee’s name, or by uncertificated shares designated for the Grantee in book-entry form on the records of the Company’s transfer agent, subject to the restrictions set forth in this Agreement. Any stock certificate issued shall bear the following or a similar legend:

“The transferability of this certificate and the shares of Common Stock represented hereby are subject to the terms, conditions and restrictions (including forfeiture) contained in Fort Worth, Texas 76102.”

Any Common Stock certificates or book-entry uncertificated shares evidencing such shares shall be held in custody by the Company or, if specified by the Committee, with a third party custodian or trustee, until the restrictions thereon shall have lapsed, and, as a condition of this Award, the Grantee shall deliver a stock power, duly endorsed in blank, relating to any certificated restricted shares of Common Stock covered by this Award.

2. Transfer Restrictions. Except as expressly provided herein, this Award and the restricted shares of Common Stock issued with respect to this Award are non-transferable otherwise than by will or by the laws of descent and distribution, and may not otherwise be assigned, pledged or hypothecated or otherwise disposed of and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, this Award shall immediately become null and void and the restricted shares of Common Stock relating thereto shall be forfeited.

3. Restrictions.

(a) Vesting. The restrictions on the shares of Common Stock covered by this Award shall lapse and such shares shall vest at the rate of (i) thirty-three percent (33%) of such shares on first anniversary date of grant of this Award, (ii) thirty-three percent (33%) of such shares on the second anniversary date of grant of this Award, and (iii) thirty-four percent (34%) of such shares on the third anniversary of the date of grant of this Award.

(b) Corporate Change. The restrictions on the shares of Common Stock covered by this Award shall lapse and such shares shall vest upon (i) a Corporate Change (as defined in the Pier 1 Imports, Inc. 2015 Stock Incentive Plan (the “Stock Plan ”)) AND (ii) the occurrence of one of the following: (a) the shares of Common Stock covered by this Award are not assumed by the surviving or acquiring entity or otherwise equitably converted or substituted in connection with the Corporate Change, or (b) the shares of Common Stock covered by this Award are assumed by the surviving or acquiring entity or otherwise equitably converted or substituted in connection with the Corporate Change and the termination of Grantee’s employment by the Company (or the surviving or acquiring entity) without Cause (as defined in the Executive Severance Agreement between the Company and Grantee, dated March 30, 2017 (the “ESA”)) or Grantee’s resignation for Good Reason (as defined in the ESA) occurs within one year after the effective date of the Corporate Change.

(c) Termination of Employment. Upon termination of employment of the Grantee with the Company or any Affiliate of the Company (or the successor of any such company) for any reason other than as specified in Section 3(b) above, the Grantee shall forfeit all rights in shares of Common Stock covered by this Award as to which the restrictions thereon shall not have lapsed, and the ownership of such shares shall immediately vest in the Company. For purposes of this Award, no termination of Grantee’s employment shall occur as a result of the transfer of Grantee between the Company and any Affiliate or as a result of the transfer of the Grantee between two Affiliates. The cessation of a relationship between the Company and an Affiliate with which the Grantee is employed whereby such company is no longer an Affiliate shall constitute a termination of employment of the Grantee.

4. Voting and Dividend Rights. With respect to the Common Stock covered by this Award for which the restrictions have not lapsed, the Grantee shall have the right to vote such shares, but shall not receive any cash dividends paid with respect to such shares. Any dividend or distribution payable with respect to restricted shares of Common Stock covered by this Award that shall be paid in shares of Common Stock shall be subject to the same restrictions provided for herein. Any other form of dividend or distribution payable on shares of the restricted shares of Common Stock covered by this Award, and any consideration receivable for or in conversion of or exchange for the restricted shares of Common Stock covered by this Award, unless otherwise determined by the Committee, shall be subject to the terms and conditions of this Agreement or with such modifications thereof as the Committee may provide in its absolute discretion.

5. Distribution Following End of Restrictions. Upon the expiration of the restrictions provided in Section 3 hereof as to any portion of the restricted shares of Common Stock covered by this Award, the Company in its sole discretion will either cause a certificate evidencing such amount of Common Stock to be delivered to the Grantee (or, in the case of his death after such events, cause such certificate to be delivered to Grantee’s legal representative, beneficiary or heir) or provide book-entry uncertificated shares designated for the Grantee (or, in the case of his death after such events, provide book-entry uncertificated shares designated for Grantee’s legal representative, beneficiary or heir) on the records of the Company’s transfer agent free of the legend or restriction regarding transferability, as the case may be; provided, however, that the Company shall not be obligated to issue any fractional shares of Common Stock. All shares of Common Stock covered by this Award which do not vest as provided in Section 3 above, shall be forfeited by the Grantee along with all rights thereto, and the ownership of such shares shall immediately vest in the Company.

6. Tax Withholding. The obligation of the Company to deliver any certificate or book-entry uncertificated shares to the Grantee pursuant to Section 5 hereof shall be subject to the receipt by the Company from the Grantee of any minimum withholding taxes required as a result of the grant of the Award or lapsing of restrictions thereon. The Grantee may satisfy all or part of such withholding tax requirement by electing to require the Company to purchase that number of unrestricted shares of Common Stock designated by the Grantee at a price equal to the Fair Market Value on the date of lapse of the restrictions or, if the Common Stock did not trade on such day, on the first preceding day on which trading occurred. The Company shall have the right, but not the obligation, to sell or withhold such number of unrestricted shares of Common Stock distributable to the Grantee as will provide assets for payment of any tax so required to be paid by the Company for Grantee unless, prior to such sale or withholding, Grantee shall have paid to the Company the amount of such tax. Any balance of the proceeds of such a sale remaining after the payment of such taxes shall be paid over to Grantee. In making any such sale, the Company shall be deemed to be acting on behalf and for the account of Grantee.

7. Securities Laws Requirements. The Company shall not be required to issue shares pursuant to this Award unless and until (a) such shares have been duly listed upon each stock exchange on which the Company’s Common Stock is then listed; and (b) the Company has complied with applicable federal and state securities laws. The Committee may require the Grantee to furnish to the Company, prior to the issuance of any shares of Common Stock in connection with this Award, an agreement, in such form as the Committee may from time to time deem appropriate, in which the Grantee represents that the shares acquired by Grantee under this Award are being acquired for investment and not with a view to the sale or distribution thereof. The Company shall use reasonable commercial efforts to register the shares to be issued in connection with this Award under the Securities Act of 1933 on a Registration Statement on Form S-8, or such other form as the Company may deem appropriate, as soon as reasonably practicable following the date of this Agreement.

8. Incorporation of Plan and Agreement to Terms. This Award is granted as an employment inducement award under New York Stock Exchange Listing Rule 303A.08, and not under any Company stockholder-approved stock incentive plan. Notwithstanding the forgoing, this Award shall be subject to the terms and conditions of the Stock Plan (as defined above) as if this Award had been granted under the Stock Plan, and the terms and conditions of the Stock Plan are hereby incorporated into this Agreement to the extent such terms are not inconsistent with those herein. Capitalized terms not otherwise defined herein shall have the same meanings set forth for such terms in the Stock Plan. By accepting this Award, Grantee shall be deemed to have agreed to the terms and conditions of this Award and the Stock Plan.

9. Miscellaneous. This Agreement (a) shall be binding upon and inure to the benefit of any successor of the Company, (b) shall be governed by the laws of the State of Delaware, and any applicable laws of the United States, and (c) may not be amended without the written consent of both the Company and the Grantee. No contract or right of employment shall be implied by this Agreement, nor shall this Agreement interfere with or restrict in any way the rights of the Grantee’s employer to discharge the Grantee at any time for any reason whatsoever, with or without cause. The terms and provisions of this Agreement shall constitute an instruction by the Grantee with respect to any uncertificated restricted shares of Common Stock covered by this Award.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Award Agreement on the date first above written.

COMPANY:		GRANTEE:
Pier 1 Imports, Inc.

By:	/s/ Gregory S. Humenesky	/s/ Alasdair B. James
	Gregory S. Humenesky	Alasdair B. James
	Executive VP—Human Resources	President and CEO